Exhibit 99.1

FOR IMMEDIATE RELEASE

                   CONSUMER DEMAND FOR MARVEL BRANDED PRODUCTS
                    PROPELS COMPANY TO STRONG Q3 PERFORMANCE;
                              RAISES 2003 GUIDANCE

New York, New York - November 4, 2003 -- Marvel Enterprises, Inc. (NYSE: MVL), a global provider of entertainment content, today reported financial results for its third quarter ended September 30, 2003 and raised its financial guidance for the year ending December 31, 2003. For the three month period ended September 30, 2003, Marvel reported net income of $63.2 million, or $0.85 per diluted share, which includes a one-time non-cash gain of $31.5 million, or $0.42 per diluted share, as a result of recording an asset on its balance sheet for Federal net operating loss carry-forwards.

                      SUMMARY FINANCIAL RESULTS (Unaudited)
                                                                          Three Months Ended             Nine Months Ended
(In thousands, except per share data)                                   9/30/03       9/30/02          9/30/03       9/30/02
                                                                       ------------- ------------- --------------- -------------
Net sales                                                               $84,536       $84,378         $261,878      $212,539
Operating income                                                         43,078        27,739          141,172        57,457
Net income attributable to common stock per diluted share                 $0.85         $0.17            $1.84         $0.08

Marvel President and CEO, Allen Lipson, commented, "The first nine months of 2003 reflect the strength and cash generation power of our licensing driven business model as well as the growing influence of the `Marvel' brand on consumers and retailers. Marvel-branded consumer products continue to achieve high levels of `sell-through' at retail, causing many of our 550+ licensees to achieve sales results substantially in excess of their contractual minimum guarantees. Our third quarter results benefited from a particularly strong performance of products based on The Incredible Hulk and Spider-Man characters, as well as growing momentum from our full library of characters. Through the first nine months of 2003, licensing net sales derived from properties associated with movies released in 2003 (Daredevil, X-Men and The Hulk) accounted for roughly 48% of total licensing net sales.

                            Marvel Enterprises, Inc.
                Divisional Net Sales/Operating income (Unaudited)

                                          Three Months Ended              Nine Months Ended
(dollars in thousands)                  9/30/03        9/30/02         9/30/03        9/30/02
                                        -----------------------      ------------------------------
Licensing:       Net Sales              $41,638       $ 25,007       $148,289        $ 51,335
                 Operating Income        30,267         22,514        120,332          43,270
Publishing:      Net Sales               19,553         15,345         54,300          47,846
                 Operating Income         7,042          4,433         18,301          14,397
Toys:            Net Sales               23,345         44,026         59,289         113,358
                 Operating Income         8,212          4,151         16,765           9,050
Corporate Overhead:                      (2,443)        (3,359)       (14,226)         (9,260)
          TOTAL NET SALES               $84,536        $84,378       $261,878        $212,539
          TOTAL OPERATING INCOME         43,078         27,739        141,172          57,457


Divisional  Review:
o Marvel's Licensing Division benefited from continued strength in consumer product licensing, with growth in both the number of new licenses as well as royalty collections above minimum guarantees. License revenues in excess of minimum guarantees, or "overages," were roughly $13 million in the quarter, demonstrating strong sales momentum from a growing base of products. Sales of consumer products based on the feature film The Hulk continued to sell during the quarter at levels in excess of internal projections. Hulk and all other Marvel character action figure and accessory toy lines (except for Spider-Man: The Movie toys) are produced and sold by Marvel's licensee, Toy Biz Worldwide Ltd., with Marvel recording related royalty income within its licensing segment. The creative and marketing talents of Marvel's in-house toy division are responsible for the design, marketing and sales representation of all Marvel-character toys manufactured and sold by Toy Biz Worldwide Ltd.

o Marvel's Publishing Division net sales increased due to re-invigorated growth in comic sales and continued momentum in trade paperback sales and advertising income. Comic sales benefited from new landmark projects such as JLA/Avengers, 1602 and Supreme Power, which all had stronger than expected retail "sell-through." 187 titles were shipped in the quarter versus 181 in the year-ago period.

o As anticipated in previous announcements, Marvel's Toy Division sales decreased in Q3 2003 as sales of action figures and accessories based on Spider-Man: The Movie declined to $5.9 million from $34.5 million in Q3 2002. Operating margins were roughly 34% in Q3 2003 versus 9% in Q3 2002 and 28% in the first nine months of 2003 versus 8% in the first nine months of 2002. The improvement in operating margins versus the year-ago periods was fueled by a more favorable sales mix and lower royalty expense. Sales of Spectra Star kites, which carry lower margins, were also significantly lower quarter-to-quarter as this business is being phased out.

o Corporate Overhead decreased significantly from the June 2003 quarter, reflecting more normalized historical levels. The Company settled certain ongoing legal disputes during the period and other legal matters moved out of active litigation phases, thereby reducing expenses.

Increasing Net Cash Position:
Marvel had $211.2 million in cash, certificates of deposit and commercial paper and $151.0 million owed to holders of 12% Senior Notes as of September 30, 2003, or net cash of $60.2 million. This cash balance includes $16 million in proceeds received from the exercise of options and warrants during the quarter. This compares to cash of $144.3 million and $151.0 million owed to holders of 12% Senior Notes as of June 30, 2003, or net debt of $6.7 million. The Senior Notes are callable at Marvel's option beginning June 15, 2004 at a price of $106 per $100 principal amount, for a total consideration of approximately $160 million.

Marvel Character Feature Film Line-Up For 2004
(Release dates and development timing are controlled by Studio partners)
---------------------------------------------------------------------------------------------------
Film/Character                    Studio/Distributor               Targeted Release Date
--------------------------------- -------------------------------- --------------------------------
The Punisher                      Artisan Entertainment            April 16, 2004
--------------------------------- -------------------------------- --------------------------------
Spider-Man 2                      Sony/Columbia                    July 2, 2004
--------------------------------- -------------------------------- --------------------------------
Blade 3                           New Line Cinema                  August 12, 2004
--------------------------------- -------------------------------- --------------------------------
Man-Thing                         Fierce/Artisan                   August 26, 2004
--------------------------------- -------------------------------- --------------------------------
Fantastic Four                    Fox                              December 24, 2004
--------------------------------- -------------------------------- --------------------------------

Marvel Character Entertainment Projects in Development
(Development timing is controlled by Studio partners)
--------------------------------- -------------------------------- --------------------------------
Film/Character                    Studio/Distributor               Format
--------------------------------- -------------------------------- --------------------------------
X-Men 3                           Fox                              Film
--------------------------------- -------------------------------- --------------------------------
The Hulk 2                        Universal Pictures               Film
--------------------------------- -------------------------------- --------------------------------
Namor                             Universal Pictures               Film
--------------------------------- -------------------------------- --------------------------------
Elektra                           New Regency / Fox                Film
--------------------------------- -------------------------------- --------------------------------
Iron Man                          New Line Cinema                  Film
--------------------------------- -------------------------------- --------------------------------
Ghost Rider                       Sony                             Film
--------------------------------- -------------------------------- --------------------------------
DeathLok                          Crystal Sky/Paramount Pictures   Film
--------------------------------- -------------------------------- --------------------------------
Blade Animation                   MTV                              TV
--------------------------------- -------------------------------- --------------------------------

Financial Guidance:
Reflecting Marvel's stronger than anticipated year-to-date performance, the Company has raised its guidance for the full year 2003, as noted below. Following final board review and approval of divisional budgets, Marvel will provide further financial guidance ranges for 2004 shortly before November 18th, the date of its analyst day webcast. Preliminary indications suggest that 2004 operating income will exceed Marvel's 2003 operating income. 2004 net income and earnings per share will likely fall below 2003 levels, primarily reflecting a change in Marvel's tax provision to approximately 37% in 2004, compared to 17% in 2003 - excluding the one-time non-cash income tax benefit described above.

                            Marvel Enterprises, Inc.
                               Financial Guidance

                                                    Actual Q4     Updated 2003        Previous         Actual
(in millions - except per share       Q4 2003         2002         Guidance            2003            FY '02
amounts)                             Guidance        Results                          Guidance        Results
--------------------------------- ---------------- ----------- ----------------- ------------------ -------------
Net sales                            $62 - $67       $86.5        $324 - $329       $311 - $315        $299.0
Operating Income                     $18 - $23       $23.0        $159 - $164       $143 - $146         $80.3
Net income (1)                        $8 - $12        $7.2        $146 - $150       $105 - $108         $22.6
EPS attributable to common stock
(1) (2) (3) (4)                    $0.10 - $0.16     ($1.03)     $1.94 - $2.00     $1.38 - 1.42         $(1.18)
Weighted average diluted common
shares                                     74.2       47.3               75.0             76.8           38.5
---------------------------------- ---------------- ----------- ----------------- ------------------ -------------

(1) FY 2003 net income and EPS attributable to common stock includes the $31.5 million one-time, non-cash benefit that arises from the valuation of NOL carry-forwards. FY 2002 net income and EPS attributable to common stock include the impact of the non-cash SFAS 142 impairment charge of $4.2 million.

(2) FY 2002 EPS attributable to common stock includes a $55.3 million one-time non-cash charge related to the completion of Marvel's Preferred Share exchange offer.

(3) FY 2002 net income and EPS attributable to common stock is net of a $9.4 million non-cash charge related to the amortization of HSBC credit facility costs, warrants issued to Isaac Perlmutter and senior note offering costs. The amounts also include $11.8 million in non-cash loan cost amortization that was accelerated into FY 2002 as a result of Marvel's prepayments of its bank debt in 2002.

(4) FY 2003 EPS attributable to common stock is net of approximately $1.2 million in preferred stock dividends. Q4 2002 & FY 2002 EPS attributable to common stock reflect approximately $4.0 million and $68.1 million (including the above one-time, non-cash charge of $55.3 million for FY 2002) in preferred stock dividends, respectively.

Q4 2003 Highlights - Marvel believes that licensing sales will account for roughly 37% of net sales in the quarter, fueled by continued momentum in toy and consumer product license revenues. Sales in Marvel's toy division are anticipated to increase from Q3 2003 levels due to the release of an action figure and accessory line based on the third installment of the Lord of the Rings feature film trilogy and the shipment to retailers of some products based on the upcoming Spider-Man II movie. The effective tax rate for Q4 2003 is anticipated to be 37%, resulting from recording a value for Federal net operating loss carry-forwards in Q3 2003. Corporate overhead is anticipated to be slightly higher than Q3 2003 levels.

Marvel cautions investors that inherent variability in the timing of license opportunities and entertainment events, the timing of their revenue recognition, and their relative success contributes to sequential and year-over-year variability in its interim financial results and could have a material impact on quarterly results.

About Marvel Enterprises
Marvel Enterprises, Inc. is a leading global character-based entertainment licensing company that has developed and owns a library of over 4,700 characters which have entertained generations around the world for over 60 years. Marvel's operations are focused in entertainment and consumer product licensing and comic book publishing. Marvel's creative teams at its Marvel Studios, Marvel Comics and Toy Biz divisions support the development of feature films (and DVD/video), video games, TV series and toy lines based on its characters. Marvel also licenses its characters for use in a broad and growing range of consumer products and services including apparel, collectibles, food and promotions. Marvel Comics is a leading global comics publisher and an invaluable source of intellectual property; Marvel Studios works with studios to develop feature film and entertainment projects; and Toy Biz is a recognized leader in toy design, sales and marketing that develops and oversees both licensee and in-house toy lines. For additional information visit http://www.marvel.com.

Except for any historical information that they contain, the statements in this news release regarding Marvel's plans are forward-looking statements that are subject to certain risks and uncertainties, including a decrease in the level of media exposure or popularity of Marvel's characters, financial difficulties of Marvel's licensees, changing consumer preferences, movie- and television-production delays and cancellations, toy-production delays or shortfalls, continued concentration of toy retailers, toy inventory risk, the imposition of quotas or tariffs on products manufactured in China and a decrease in cash flow even as Marvel remains indebted to its noteholders. These and other risks and uncertainties are described in Marvel's filings with the Securities and Exchange Commission, including Marvel's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Marvel assumes no obligation to publicly update or revise any forward-looking statements.


For further information contact:
Matt Finick                                          Richard Land, David Collins
Marvel Enterprises                                   Jaffoni & Collins
212/576-4035                                         212/835-8500
mfinick@marvel.com                                   mvl@jcir.com
                                                     ------------

                                - tables follow -

                            Marvel Enterprises, Inc.
              Summary Consolidated Statements Of Income (Unaudited)
                      (in thousands, except per share data)

                                                                     Three Months Ended       Nine Months Ended
                                                                        September 30,           September 30,
                                                                      2003         2002       2003          2002
-------------------------------------------------------           ----------------------   ----------------------
Net sales                                                         $  84,536    $  84,378   $ 261,878    $ 212,539
Cost of sales                                                        20,208       41,100      57,634      104,163
Gross profit                                                         64,328       43,278     204,244      108,376
Selling, general and administrative expenses                         22,569       16,015      70,163       55,188
Depreciation and amortization                                         1,051        1,675       2,808        3,897
Total Operating Expenses                                             23,620       17,690      72,971       59,085
Other income                                                            870          366       1,413        1,040
Equity in net income of joint venture                                 1,500        1,785       8,486        7,126
Operating income                                                     43,078       27,739     141,172       57,457
Interest expense, net (1)                                             4,239       12,086      13,072       27,725
Income before income taxes                                           38,839       15,653     128,100       29,732
Income tax provision (benefit) - current                              3,212          941       6,331        1,651
                               - deferred (2)                       (27,551)       4,076     (16,384)       8,304
Income before cumulative effect of change in accounting
principle                                                            63,178       10,636     138,153       19,777
Cumulative effect of change in
  accounting principle, net of taxes                                   --            175        --         (4,386)
Net income                                                        $  63,178    $  10,811   $ 138,153    $  15,391
Preferred dividend requirement                                         --          4,080       1,163       12,216
Net income attributable to common shares (3)                      $  63,178    $   6,731   $ 136,990    $   3,175
Diluted net income per common share (2)                           $    0.85    $    0.17   $    1.84    $    0.08
Weighted average number of
  diluted common shares                                              74,214       40,586      75,226       40,448

(1) FY 2002 nine months interest expense include $5.4 million in non-cash items related to the amortization of HSBC loan costs, warrants issued to Isaac
     Perlmutter and senior note offering costs.
(2) 2003 three and nine month results include a one-time non-cash gain of $31.5 million, or $0.42 per diluted share, as a result of the Company recording a value for unused Federal NOL carry-forwards in the period.
(3) Results for the nine month period ended September 30, 2002 include the impact of the non-cash SFAS 142 impairment charge of $4.4 million.


                            Marvel Enterprises, Inc.
                           Consolidated Balance Sheets
                                 (in thousands)

                                                                        September 30,  December 31,
                                                                            2003          2002
                                                                            ----          ----
ASSETS                                                                   (Unaudited)
Current assets:
 Cash                                                                    $  17,733    $  53,690
 Certificates of deposits and commercial paper                             193,507         --
 Accounts receivable, net                                                   42,980       43,420
 Inventories, net                                                           10,269       16,036
 Distribution receivable from joint venture, net                             1,413        3,884
 Deferred Federal income tax                                                33,967         --
 Deferred financing costs                                                      667          667
 Prepaid expenses and other current assets                                   6,639        6,700
                                                                         ---------    ---------
     Total current assets                                                  307,175      124,397

 Goodwill, net                                                             350,500      365,604
 Other intangibles, net                                                        414          649
 Molds, tools and equipment, net                                             6,016        6,997
 Product and package design costs, net                                       1,445          859
 Accounts receivable, non-current portion                                   19,470       17,284
 Deferred charges and other assets                                              53           65
 Deferred financing costs                                                    2,946        3,446
                                                                         ---------    ---------
     Total assets                                                        $ 688,019    $ 519,301
                                                                         =========    =========

LIABILITIES,  REDEEMABLE CONVERTIBLE PREFERRED STOCK
AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                                        $   6,638    $  11,607
 Accrued expenses and other current liabilities                             75,853       52,708
 Deferred revenue and distributions in excess of equity in joint
venture                                                                     10,493       27,478
                                                                         ---------    ---------
     Total current liabilities                                              92,984       91,793
                                                                         ---------    ---------

Senior notes                                                               150,962      150,962
 Other                                                                       3,237          897
                                                                         ---------    ---------
     Total liabilities                                                     247,183      243,652
                                                                         ---------    ---------

Cumulative convertible exchangeable redeemable preferred stock                --         32,780
                                                                         ---------    ---------

Stockholders' equity
 Common stock                                                                  793          685
 Additional paid-in capital                                                546,869      486,106
 Accumulated deficit                                                       (71,429)    (208,419)
 Accumulated other comprehensive loss                                       (2,442)      (2,548)
                                                                         ---------    ---------

     Total stockholders' equity before treasury stock                      473,791      275,824
 Treasury stock                                                            (32,955)     (32,955)
                                                                         ---------    ---------

     Total stockholders' equity                                            440,836      242,869
                                                                         ---------    ---------

     Total liabilities, cumulative convertible exchangeable redeemable
      preferred stock and stockholders' equity                           $ 688,019    $ 519,301
                                                                         =========    =========


                                      # # #